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Exhibit 10.01

CITIGROUP INC.
2011 KEY EMPLOYEE PROFIT SHARING PLAN

PURPOSE

        The purpose of the Plan is to (i) incentivize senior and other key employees to contribute to the Company's long-term profitability in a manner that appropriately balances incentives and risk, thereby aligning the employees' interests with those of the Company's shareholders and other stakeholders, (ii) attract and retain senior and other key employees by providing a competitive compensation opportunity and (iii) reward senior and other key employees for their efforts to restore the Company to sustained profitability.

ARTICLE I

DEFINITIONS

        Except as otherwise defined in a Participant's Award Agreement, as used in the Plan and the Award Agreements, the following terms have the following meanings:

        "Acceleration Event" means, as applicable, (i) termination of a Participant's employment with the Company and the Affiliated Employers due to such Participant's death, Disability or Qualifying Termination or (ii) the occurrence of a Qualifying Transaction with respect to the Affiliated Employer that employs a Participant.

        "Acceleration Entire Period" means January 1, 2011 through September 30 of the year following the year in which an Acceleration Event occurs (or 2013, if earlier than such year).

        "Acceleration Initial Period" means January 1, 2011 through the last day of the fiscal quarter in which an Acceleration Event occurs (or December 31, 2012, if earlier); provided, however, in the case of a Participant who is a U.S. taxpayer and whose employment with the Company and the Affiliated Employers terminates due to such Participant's Disability, the Acceleration Initial Period shall end on the last day of the fiscal quarter in which such Participant has been determined to be totally disabled by the Social Security Administration, if such date is earlier than the last day of the fiscal quarter in which such termination occurs.

        "Affiliated Employer" means any company or other entity that is related to the Company as a member of a controlled group of corporations in accordance with Section 1.409A-1(h)(3) of the Code and the regulations thereunder.

        "Applicable Percentage" means the percentage of Cumulative Pre-Tax Income that is payable to a Participant in respect of such Participant's Award in accordance with the terms of the Plan, as specified in such Participant's Award Agreement.

        "Award" means a Participant's opportunity to receive a payment under the Plan in an amount determined based on the amount of Cumulative Pre-Tax Income with respect to the applicable Performance Period, subject to the terms of the Plan and such Participant's Award Agreement.

        "Award Agreement" means a written or electronic document setting forth individualized information relating to a Participant's Award under the Plan. The Committee may require a Participant to sign an Award Agreement as a condition to participation in the Plan.

        "Bona Fide Leave" means a "bona fide leave of absence" from the Company and the Affiliated Employers as defined in Section 409A-1(h)(1)(i) of the Code and the regulations thereunder.

        "Code" means the Internal Revenue Code of 1986, as amended.

        "Company" means Citigroup Inc., a Delaware corporation.

        "Committee" means the Personnel and Compensation Committee of the Company's Board of Directors.

        "Cumulative Pre-Tax Income" means, for any Performance Period, an amount equal to (i) the amount of income (loss) from continuing operations before income taxes of the Company minus (ii) the amount of income (loss) from continuing operations before income taxes of Citi Holdings, in each case as reported for such period in the applicable Quarterly Financial Data Supplements that are filed as exhibits to the Company's applicable Forms 8-K.

        "Disability" means, with respect to a Participant who is (i) a U.S. taxpayer, that such Participant has been determined to be totally disabled by the Social Security Administration, or (ii) not a U.S. taxpayer, that such Participant (x) is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than 12 months or (y) by reason of any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than 12 months, is receiving income replacement benefits for a period of not less than three months under an accident and health plan covering employees of the Affiliated Employer that employs such Participant.

        "Entire Period" means January 1, 2011 through December 31, 2013.

        "Gross Misconduct" means a Participant's engaging in any conduct that (i) is in competition with the business operations of the Company or any Affiliated Employer, (ii) breaches any obligation that such Participant owes to the Company or any Affiliated Employer or such Participant's duty of loyalty to the Company or any Affiliated Employer, (iii) is materially injurious to the Company or any Affiliated Employer, monetarily or otherwise, or (iv) is otherwise determined by the Committee, in its sole discretion, to constitute Gross Misconduct.

        "Holdback Period" means January 1, 2013 through December 31, 2013.

        "Initial Period" means January 1, 2011 through December 31, 2012.

        "Involuntary Retirement" means the termination of a Participant's employment with the Company and the Affiliated Employers by the Company or any Affiliated Employer (other than due to such Participant's Gross Misconduct, death or Disability) on or following the date on which such Participant is at least age 65 and the sum of such Participant's age and full completed years of service with the Company and the Affiliated Employers equals at least 75.

        "Notional Interest Rate" means the 90-day, U.S. dollar-based London Interbank Offered Rate (LIBOR), compounded on a monthly basis.

        "Participant" means a senior or other key employee of the Company or any Affiliated Employer who receives an Award under the Plan.

        "Performance Period" means, as applicable, the applicable Acceleration Entire Period, Acceleration Initial Period, Entire Period, Holdback Period, Initial Period or Retirement Period.

        "Personal Leave" means a Bona Fide Leave that is a personal leave of absence that is approved by management of a Participant's business unit in accordance with the leave of absence policies applicable to such Participant.

        "Plan" means this 2011 Citigroup Inc. Key Employee Profit Sharing Plan, as amended from time to time.

        "Qualifying Termination" means the termination of a Participant's employment with the Company and the Affiliated Employers by the Company or any Affiliated Employer (other than due to such Participant's Gross Misconduct, death, Disability or Involuntary Retirement) in connection with (i) a sale or other disposition of assets comprising the business unit to which such Participant provides substantial services or (ii) the transfer to an external service provider of such Participant's job function in connection with the Company's or such Affiliated Employer's entering into a services agreement with such external service provider; provided, however, such termination shall not constitute a Qualifying Termination if it occurs following such Participant's rejection of an employment opportunity with the acquirer of such assets or such external service provider, as applicable, on terms that the Company determines are comparable to the terms of such Participant's employment with the Company and the Affiliated Employers. For the avoidance of doubt, if a Participant's employment with the Company and the Affiliated Employers terminates under the circumstances described in clause (i) or (ii) (other than due to such Participant's Gross Misconduct, death or Disability) on or following the date on which such Participant is at least age 65 and the sum of such Participant's age and full completed years of service with the Company and the Affiliated Employers equals at least 75, such termination shall constitute an Involuntary Retirement and shall not constitute a Qualifying Termination.

        "Qualifying Transaction" with respect to a Participant who is employed by any Affiliated Employer means the Company's ceasing to control or own a significant equity interest in such Affiliated Employer due to the sale or other disposition of the stock or other equity interest of such Affiliated Employer; provided, however, if such Participant is a U.S. taxpayer, such sale or disposition shall not constitute a Qualifying Transaction unless such sale or disposition also constitutes a "change in control event" as defined in Section 409A of the Code and the regulations thereunder.

        "Retirement" means an Involuntary Retirement or a Voluntary Retirement, as applicable.

        "Retirement Period" means January 1, 2011 through the earlier of (i) the last day of the fiscal quarter that includes the date of a Participant's Retirement and (ii) December 31, 2012.

        "Significant Competitor" means any company or other entity that is designated by the Committee as a significant competitor of the Company or any Affiliated Employer and that is included on a list of significant competitors for purposes of the Company's Capital Accumulation Program that will be made available to the Participants, as the same may be updated by the Committee from time to time. If a Participant's employment with the Company and the Affiliated Employers has terminated, a "Significant Competitor" means a company or other entity included on such list as in effect at the time of such termination.

        "Statutory Leave" means a Bona Fide Leave that is approved by management of a Participant's business unit, is provided by applicable law and is taken in accordance with such law and applicable Company policy.

        "Threshold Performance Goal" means $12 billion.

        "Voluntary Retirement" means the termination of a Participant's employment with the Company and the Affiliated Employers by such Participant (other than due to such Participant's death or Disability) on or following the date on which such Participant is at least age 65 and the sum of such Participant's age and full completed years of service with the Company and the Affiliated Employers equals at least 75; provided that during the period from the date of such termination through (i) the date on which the Holdback Payments are paid to Participants who remain employed with the Company or any Affiliated Employer through January 20, 2013 or (ii) March 15, 2014, if no Holdback Payments are paid to the Participants described in clause (i), such Participant (x) is not employed by a Significant Competitor and (y) does not, directly or indirectly, (A) hire any employee of the Company or any Affiliated Employer or (B) solicit, induce or otherwise encourage any person to leave the employment of the Company or any Affiliated Employer.

 ARTICLE II

PARTICIPATION

        Section 2.01    Eligible Employees.    The Committee shall select those senior and other key employees of the Company and the Affiliated Employers who are eligible to receive Awards under the Plan; provided, however, no employee shall be eligible to receive an Award under the Plan if the Committee determines that such Award would cause the Company or any Affiliated Employer to violate any legal, regulatory or governmental requirement to which the Company or any Affiliated Employer is subject or any agreement entered into between the Company or any Affiliated Employee and any governmental agency.

        Section 2.02    Participation Outside of the United States.    With respect to Participants who are foreign nationals or who reside outside of the United States, the Committee may provide for such special terms and conditions, including, without limitation, substitutes for Awards, as the Committee may consider necessary or appropriate to accommodate differences in local law, tax policy or custom. The Committee may approve any supplements to, or amendments, restatements or alternative versions of, the Plan as it may consider necessary or appropriate for the purposes of this Section 2.02 without thereby affecting the terms of the Plan as in effect for any other purpose; provided that no such supplements, amendments, restatements or alternative versions shall include any provisions that are inconsistent with the intent and purpose of the Plan, as then in effect.

ARTICLE III

PERFORMANCE AWARD

        Section 3.01    Performance Award.    Subject to Articles IV and V, each Participant shall be entitled to payment(s), if any, in respect of such Participant's Award in the amount(s) determined in accordance with this Article III.

          (a)    Initial Payment.    If such Participant is employed by the Company or an Affiliated Employer on January 20, 2013, such Participant shall be entitled to a payment (the "Initial Payment"), paid after January 20, 2013 but in no event later than March 15, 2013, in an amount equal to two-thirds of the product of (i) Cumulative Pre-Tax Income for the applicable Initial Period and (ii) such Participant's Applicable Percentage.

          (b)    Holdback Payment.    If such Participant is employed by the Company or an Affiliated Employer on January 20, 2014, such Participant shall be entitled to a payment (the "Holdback Payment"), if any, paid after January 20, 2014 but in no event later than March 15, 2014, in an amount equal to the product of (i) the lesser of Cumulative Pre-Tax Income for such Initial Period and the applicable Entire Period and (ii) such Participant's Applicable Percentage, minus (iii) the Initial Payment; provided, however, that in no case shall the Holdback Payment be less than zero. The amount, if any, determined in accordance with the preceding sentence shall be increased to reflect deemed earnings on such amount during the applicable Holdback Period based on the applicable Notional Interest Rate during such period.

ARTICLE IV

PAYMENT OF AWARDS

        Section 4.01    Form of Payment.    All payments under the Plan will be made in cash. Notwithstanding the foregoing, the Committee in its sole discretion may determine to provide any payment with respect to an Award in unrestricted shares of the Company's common stock; provided that any such fractional share will be paid in cash. Any such shares used for such payment shall be (i) issued under the Company's 2009 Stock Incentive Plan, as amended from time to time, or, if determined by the Committee in its sole discretion, any other shareholder-approved plan of the Company that provides for such payment and (ii) valued at a fair market value at the time of such payment as determined by the Committee in its sole discretion.

        Section 4.02    Taxes and Withholding.    As a condition to any payment under the Plan, the Company may require a Participant to pay such sum to the Company as may be necessary to discharge the Company's obligations with respect to any taxes, assessments or other governmental charges, whether of the United States or any other jurisdiction, imposed on property or income received by such Participant hereunder. Alternatively, the Company may deduct or withhold such sum from any payment to such Participant, whether such payment is made pursuant to the Plan or otherwise.

ARTICLE V

TERMINATION OF EMPLOYMENT; QUALIFYING TRANSACTION
FORFEITURE OR REDUCTION OF PAYMENTS

        Section 5.01    Termination Generally.    Subject to this Article V, if a Participant's employment with the Company and the Affiliated Employers terminates (i) at any time prior to January 20, 2013, such Participant shall not be entitled to any payments pursuant to the Plan, or (ii) on or after January 20, 2013 and before January 20, 2014, such Participant shall not be entitled to a Holdback Payment.

        Section 5.02    Death, Disability, Qualifying Termination or Qualifying Transaction.    If an Acceleration Event with respect to a Participant occurs (i) prior to January 20, 2013 with respect to such Participant's Initial Payment or (ii) prior to January 20, 2014 with respect such Participant's Holdback Payment, such Participant shall be entitled to payment(s), if any, in respect of such Participant's Award in the amount(s) determined in accordance with this Section 5.02.

          (a)    Initial Payment.    Such Participant shall be entitled to the Initial Payment, paid after January 20 of the year following such Acceleration Event (or 2013, if earlier than such year) but in no event later than March 15 of such year, in an amount equal to two-thirds of the product of (i) Cumulative Pre-Tax Income for the applicable Acceleration Initial Period and (ii) such Participant's Applicable Percentage.

          (b)    Holdback Payment.    Such Participant shall be entitled to the Holdback Payment, if any, paid in the fourth calendar quarter of the year following such Acceleration Event; provided, that if an Acceleration Event occurs in 2013, such payment, if any, shall be made on (i) the date on which Holdback Payments are paid to the Participants who remain employed with the Company or any Affiliated Employer through January 20, 2014 or (ii) on March 15, 2014, if no Holdback Payments are paid to the Participants described in clause (i), the amount of the Holdback Payment, if any, shall equal the product of (A) the lesser of Cumulative Pre-Tax Income for such Acceleration Initial Period and the applicable Acceleration Entire Period and (B) such Participant's Applicable Percentage, minus (C) the Initial Payment; provided, however, that in no case shall the Holdback Payment be less than zero. The amount, if any, determined in accordance with the preceding sentence shall be increased to reflect deemed earnings on such amount during the first three calendar quarters of the calendar year following such Acceleration Event (or 2013, if earlier than such year) based on the applicable Notional Interest Rate during such quarters.

          (c)    Code Section 162(m).    Notwithstanding the foregoing, no Participant shall be entitled to any payment under the Plan following a Qualifying Termination if such Participant is a "covered employee," as defined in Section 162(m)(3) of the Code and the regulations thereunder, for any calendar year beginning with the year in which such Participant commences participation in the Plan and ending with the year in which such Qualifying Termination occurs except to the extent that the Company would not be denied a federal income tax deduction with respect to such payment as a result of the application of Section 162(m) of the Code.

        Section 5.03    Retirement.    Upon a Retirement that occurs (i) prior to January 20, 2013 with respect to a Participant's Initial Payment or (ii) prior to January 20, 2014 with respect to a Participant's Holdback Payment, such Participant shall be entitled to payment(s), if any, in respect of such Participant's Award in the amount(s) determined in accordance with this Section 5.03.

          (a)    Initial Payment.    Such Participant shall be entitled to the Initial Payment, paid after January 20, 2013 but in no event later than March 15, 2013, in an amount equal to two-thirds of the product of (i) the lesser of Cumulative Pre-Tax Income for the applicable Retirement Period and the Initial Period and (ii) such Participant's Applicable Percentage.

          (b)    Holdback Payment.    Such Participant shall be entitled to the Holdback Payment, if any, paid after January 20, 2014 but in no event later than March 15, 2014, in an amount equal to the product of (i) the least of Cumulative Pre-Tax Income for such Retirement Period, the Initial Period and the Entire Period and (ii) such Participant's Applicable Percentage, minus (iii) the Initial Payment; provided, however, that in no case shall the Holdback Payment be less than zero. The amount, if any, determined in accordance with the preceding sentence shall be increased to reflect deemed earnings on such amount during the applicable Holdback Period based on the applicable Notional Interest Rate during such period.

          (c)    Forfeiture following Voluntary Retirement.    Notwithstanding the foregoing, if such Retirement is a Voluntary Retirement, then if at any time during the period from the date of such Retirement through (i) the date on which the Holdback Payments are paid to Participants who remain employed with the Company or any Affiliated Employer through January 20, 2013 or (ii) March 15, 2014, if no Holdback Payments are paid to the Participants described in clause (i), such Participant (x) is employed by a Significant Competitor or (y) directly or indirectly (A) hires any employee of the Company or any Affiliated Employer or (B) solicits, induces or otherwise encourages any person to leave the employment of the Company or any Affiliated Employer, such Participant shall not be entitled to any unpaid amount under the Plan.

        Section 5.04    Non-Attainment of Threshold Performance Goal.    Notwithstanding anything to the contrary herein, no Participant:

          (a)   who remains employed with the Company or any Affiliated Employer through January 20, 2014 shall be entitled to any (i) Initial Payment if Cumulative Pre-Tax Income for the Initial Period is less than the Threshold Performance Goal or (ii) Holdback Payment if Cumulative Pre-Tax Income for either the Initial Period or the Entire Period is less than the Threshold Performance Goal;

          (b)   with respect to whom an Acceleration Event occurs prior to January 20, 2014 shall be entitled to any (i) Initial Payment if Cumulative Pre-Tax Income for the applicable Acceleration Initial Period is less than the Threshold Performance Goal or (ii) Holdback Payment if Cumulative Pre-Tax Income for either such Acceleration Initial Period or the applicable Acceleration Entire Period is less than the Threshold Performance Goal; or

          (c)   whose employment with the Company and the Affiliated Employers terminates due to Retirement prior to January 20, 2014 shall be entitled to any (i) Initial Payment if Cumulative Pre-Tax Income for either the applicable Retirement Period or the Initial Period is less than the Threshold Performance Goal or (ii) Holdback Payment if Cumulative Pre-Tax Income for any of such Retirement Period, the Initial Period, or the Entire Period is less than the Threshold Performance Goal.

        Section 5.05    Approved Leave of Absence.    If prior to January 20, 2014 a Participant commences a Bona Fide Leave that is a:

          (a)   Personal Leave, such Participant's Award will be treated as if such Participant's employment with the Company and the Affiliated Employers had not been interrupted by such leave; provided, however, if such Participant does not return to active work within six months after the commencement of such leave, such Participant shall not be entitled to any payment under the Plan; or

          (b)   Statutory Leave, such Participant's Award will be treated as if such Participant's employment with the Company and the Affiliated Employers had not been interrupted by such leave; provided, however, if such leave is followed without interruption by a Personal Leave and such Participant does not return to active work within six months after the commencement of such Statutory Leave, such Participant shall not be entitled to any payment under the Plan. Notwithstanding the foregoing, if, prior to January 20, 2014 and at a time that a Participant is on a Bona Fide Leave, an Acceleration Event occurs with respect to such Participant or such Participant's employment terminates due to Retirement, such Participant shall be entitled to payments, if any, under the Plan in accordance with Section 5.02 or 5.03, as applicable.

        Section 5.06    Forfeiture or Reduction of Payments.    Notwithstanding anything to the contrary herein, without limiting the proviso in Section 2.01, amounts payable under the Plan are subject to forfeiture or reduction under the circumstances specified in this Section 5.06.

          (a)    Gross Misconduct.    Without limiting Section 5.01, on termination of a Participant's employment with the Company and the Affiliated Employers due to such Participant's Gross Misconduct, such Participant shall not be entitled to any unpaid amount under the Plan.

          (b)    Inaccurate Statements, Criteria or Information; Violation of Risk Limits.    If the Committee determines that a Participant (i) received a payment under the Plan based on materially inaccurate financial statements (including, but not limited to, statements of earnings, revenues or gains) or any other materially inaccurate performance metric criteria, (ii) knowingly engaged in providing inaccurate information (including such Participant's knowingly failing to timely correct inaccurate information) relating to financial statements or performance metrics or (iii) materially violated any risk limits established by senior management, a business head and/or risk management, or any balance sheet or working capital guidance provided by a business head, such Participant shall not be entitled to any unpaid amount under the Plan.

          (c)    Misconduct or Error; Downturn in Performance or Failure of Risk Management.    If the Committee determines that, with respect to a Participant who is subject to any applicable non-U.S. legal, regulatory or governmental requirement, direction, supervisory comment, guidance or promulgation, (i) there is reasonable evidence that such Participant engaged in misconduct or committed material error, in either case in connection with his or her employment, or (ii) the Company or such Participant's business unit has suffered a material downturn in its financial performance or a material failure of risk management, the Committee in its sole discretion may determine that such Participant shall not be entitled to any unvested amount under the Plan or that any such amount shall be reduced.

          (d)    Company's Risk Profile.    Prior to the date on which any amount is scheduled to be paid to a Participant under the Plan, the Committee, in consultation with the Company's Chief Risk Officer, shall determine whether a material adverse change in the Company's risk profile or in the risk profile of Citibank, N.A. has occurred during any applicable Performance Period. If the Committee determines that any such change has occurred during any applicable Performance Period, such Participant shall not be entitled to such amount.

          (e)    Compliance with Regulatory Requirements.    Payment or accrual of any portion of any Participant's Award will be subject to any limitations, adjustments or clawback provisions applicable to such Participant to the extent required under (i) the Emergency Economic Stabilization Act of 2008, as amended, and any applicable rules or regulations thereunder, (ii)

  any agreement entered into between the Company and the United States Treasury Department in connection with the Company's participation in the Troubled Asset Relief Program or the Exchange Agreement dated June 9, 2009 between the Company and the United States Treasury Department or (iii) any policy implemented at any time by the Company in its discretion to (x) comply with any other legal, regulatory or governmental requirements, directions, supervisory comments, guidance or promulgations specifically including but not limited to guidance on remuneration practices or sound incentive compensation practices promulgated by the Federal Reserve Board, the Federal Deposit Insurance Corporation or any other applicable U.S. or non-U.S. bank supervisory or governmental agency or authority, (y) comply with the listing requirements of any stock exchange on which the Company's common stock is traded or (z) comply with or enable the Company to qualify for any government loan, subsidy, investment or other program.

ARTICLE VI

NON-TRANSFERABILITY

        Section 6.01    Non-Transferability.

          (a)   No benefit under the Plan shall be subject in any manner to alienation, sale, transfer, assignment, pledge or encumbrance, other than by will or the laws of descent and distribution. Any attempt to violate the foregoing prohibition shall be void.

          (b)   In the event of a Participant's death, any payments due under the Plan shall be made to such Participant's estate. Payment to the executors or administrators of the estate of a Participant may be conditioned on the delivery to the Company of such tax waivers, letters testamentary and other documents as the Committee may reasonably request.

ARTICLE VII

ADMINISTRATION

        Section 7.01    Plan Administrator.

          (a)   To the extent permitted by applicable law and the rules of the New York Stock Exchange, the Committee hereby delegates to the Senior Human Resources Officer of the Company or his or her delegate its authority over the administration of the Plan, which delegation the Committee may revoke in whole or in part at any time. The Committee shall have discretionary authority to interpret the Plan, to make all legal and factual determinations and to determine all questions arising in the administration of the Plan, including without limitation the reconciliation of any inconsistent provisions, the resolution of ambiguities, the correction of any defects, and the supplying of omissions. Each interpretation, determination or other action made or taken pursuant to the Plan or any Award Agreement by the Committee shall be final and binding on all persons.

          (b)   The Company shall enter into an Award Agreement with each Participant in a form approved by the Committee, which shall contain terms consistent with the Plan and such other terms, including without limitation representations and warranties by such Participant, as the Committee considers advisable or appropriate. Notwithstanding anything to the contrary herein, the Committee may include in an Award Agreement with a Participant one or more terms that are different from the corresponding term(s) of the Plan and, if so, such term(s) of such Award Agreement shall control with respect to such Participant's Award.

        Section 7.02    Indemnification.    The members of the Committee and its delegates, including any employee with responsibilities relating to the administration of the Plan, shall be entitled to indemnification and reimbursement from the Company, to the extent permitted by applicable law and the by-laws and policies of the Company.

ARTICLE VIII

ADJUSTMENTS

        Section 8.01    Adjustments.    In the event of any material unusual or non-recurring events affecting Cumulative Pre-Tax Income, any change in applicable tax laws or accounting principles, or any other factor as the Committee may determine, the Committee shall make appropriate equitable adjustments to Cumulative Pre-Tax Income, the Applicable Percentages, the Threshold Performance Goal and any other provision of the Plan or any Award, which adjustments shall not require the consent of the affected Participants. With respect to Awards subject to Section 409A or 457A of the Code, any such adjustments shall conform to the requirements of Section 409A or 457A of the Code, as applicable.

        Section 8.02    Notice of Adjustment.    The Company shall give each Participant notice of an adjustment hereunder and, upon such notice, such adjustment shall be conclusive and binding for all purposes. Notwithstanding the foregoing, the Committee may, in its discretion, decline to adjust any Award made to a Participant if it determines that such adjustment would violate applicable law or result in adverse tax consequences to such Participant or the Company, and neither the Committee nor the Company shall be bound to compensate such Participant for any such adjustment not made, nor shall either be liable to such Participant for any additional personal tax or other consequences of any adjustment that is made to an Award.

ARTICLE IX

AMENDMENT AND TERMINATION

        Section 9.01    Right to Amend or Terminate the Plan and Awards.    The Committee may, in its sole discretion, modify, amend, terminate or suspend the Plan or any Award at any time, which modification, amendment, termination or suspension shall not require the consent of the affected Participants and which may be made irrespective of whether it could result in adverse tax consequences to any Participant; provided that with respect to a Participant who is a U.S.

taxpayer the Committee shall not modify or amend such Participant's Award in a manner that would give rise to adverse tax consequences under Section 409A of the Code unless such modification or amendment is undertaken in accordance with Section 5.06(e). No termination of the Plan or any Award Agreement will give rise to a claim of constructive termination of employment by any Participant.

ARTICLE X

GENERAL PROVISIONS

        Section 10.01    Unfunded Status of the Plan.    Unless otherwise determined by the Committee, the Plan shall be unfunded and shall not create (or be construed to create) a trust or a separate fund or funds. The Plan shall not establish any fiduciary relationship between the Company or any Affiliated Employer and any Participant or other person. To the extent that any Participant holds any rights by virtue of an Award, such rights shall constitute general unsecured liabilities of the Company.

        Section 10.02    No Right to Continued Employment.    Neither the Plan, nor any Award Agreement, nor any action taken or omitted to be taken pursuant to or in connection with the Plan or any Award Agreement shall be deemed to (a) create or confer on a Participant any right to be retained in the employ of the Company or any Affiliated Employer, (b) interfere with or to limit in any way the right of the Company or any Affiliated Employer to terminate the employment of a Participant at any time or (c) confer on a Participant any right or entitlement to compensation in any specific amount for any future year. In addition, selection of an individual as a Participant shall not be deemed to create or confer on such Participant any right to participate in the Plan, or in any similar plan or program that may be established by the Company, in respect of any future year. Any Award granted to a Participant under the Plan shall not be deemed a part of such Participant's regular, recurring compensation for purposes of calculating payments or benefits from any benefit plan or severance program of the Company or any Affiliated Employer unless specifically provided for under such plan or program.

        Section 10.03    Offset Rights.    Notwithstanding anything to the contrary herein, the Company may, if the Committee in its sole discretion shall determine, offset any amounts that a Participant may owe to the Company or any Affiliated Employer against any payment that would have otherwise been made to such Participant under the Plan, but only to the extent that such offset will not cause any tax or interest to become due pursuant to Section 409A or 457A of the Code.

        Section 10.04    Code Sections 409A and 457A.

          (a)   Notwithstanding anything to the contrary herein or in any applicable Award Agreement, all payments due hereunder and thereunder are intended to comply with Sections 409A and 457A of the Code and the guidance issued thereunder, and the Plan and any applicable Award Agreement shall be construed accordingly.

          (b)   Notwithstanding the foregoing, if a Participant is a "specified employee" (as defined in Section 409A) at the time of his or her "separation from service" (as defined in Section 1.409A-1(h) of the Code and the regulations thereunder), any payment(s) with respect to any Award subject to Section 409A of the Code to which such Participant would otherwise be entitled by reason of such separation from service shall be made on the date that is six months after such separation from service (or, if earlier, the date of such Participant's death). All payments to a Participant under the Plan that have been delayed pursuant to this Section 10.04(b) shall be paid to such Participant in a lump sum (subject to Sections 3.01(b), 5.02(b) and 5.03(b), without interest, dividends, dividend equivalents or any compensation for any loss in market value or otherwise which occurs during the period of such delay).

          (c)   Each Participant or his or her estate, as the case may be, is solely responsible and liable for the satisfaction of all taxes and penalties that may be imposed on or for the account of such Participant in connection with the Plan (including without limitation any taxes and interest under Section 409A or 457A of the Code), and the Company shall have no obligation to indemnify or otherwise hold such Participant or his or her estate harmless from any or all of such taxes or penalties.

        Section 10.05    Successors and Assigns.    The Plan and a Participant's Award Agreement shall be binding on all successors and assigns of such Participant, including, without limitation, the estate of such Participant and the executor, administrator or trustee of such estate, or any receiver or trustee in bankruptcy or representative of such Participant's creditors.

        Section 10.06    Governing Law; Arbitration.    The Plan and each Award Agreement entered into with a Participant shall be subject to and construed in accordance with the laws of the State of New York, without regard to any conflicts or choice of law rule or principle that might otherwise refer the interpretation of the Award to the substantive law of another jurisdiction. All disputes under the Plan shall be subject to final and binding arbitration in accordance with the Company's arbitration policy.

        Section 10.07    Construction.    The headings in the Plan have been inserted for convenience of reference only and are to be ignored in any construction of any provision hereof. Use of one gender includes the other, and the singular and plural include each other.

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  Exhibit 10.01
CITIGROUP INC. 2011 KEY EMPLOYEE PROFIT SHARING PLAN
PURPOSE
ARTICLE I
DEFINITIONS
ARTICLE II
PARTICIPATION
ARTICLE III
PERFORMANCE AWARD
ARTICLE IV
PAYMENT OF AWARDS
ARTICLE V
TERMINATION OF EMPLOYMENT; QUALIFYING TRANSACTION FORFEITURE OR REDUCTION OF PAYMENTS
ARTICLE VI
NON-TRANSFERABILITY
ARTICLE VII
ADMINISTRATION
ARTICLE VIII
ADJUSTMENTS
ARTICLE IX
AMENDMENT AND TERMINATION
ARTICLE X
GENERAL PROVISIONS